EXHIBIT 3

SECURED CONVERTIBLE DEBENTURE #4

$100,000	Dated August 13, 2001

FOR VALUE RECEIVED, the undersigned, BLUE ZONE, INC., a Nevada corporation (the “Company”), HEREBY PROMISES TO PAY to the order of F. MICHAEL P. WARREN (the “Lender”) under the Secured Loan Agreement, dated as of April 27, 2001, among the Company and the Lender (as amended, the “Loan Agreement”), the principal sum of one hundred thousand dollars ($100,000) pursuant to the Loan Agreement, together with interest at the rate of eight percent (8.0%) per annum on any and all principal amounts remaining unpaid hereunder from time to time outstanding from the date hereof until said principal amounts are paid in full or this Debenture is converted into Common Stock of the Company as provided in the Loan Agreement. Interest will be calculated on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) elapsed. The Company may repay all principal and accrued but unpaid interest under any Lender’s Debenture at any time from August 13, 2001 until April 27, 2003. On April 27, 2003, the Company shall repay all of the principal and accrued but unpaid interest on all then outstanding Debentures, to the extent the same have not been converted into Common Stock of the Company as provided in the Loan Agreement.

     Both principal and interest are due and payable in lawful money of the United States of America to the Lender, at the Lender’s address included on the signature page of the Loan Agreement or another address specified by the Lender, on April 27, 2003. The Company may repay all principal hereof and accrued and unpaid interest hereunder at any time from August 13, 2001 until April 27, 2003.

     This Debenture is entitled to the benefits of and is subject to the provisions of the Loan Agreement, including but not limited to, provisions ensuring that the Indebtedness represented by this Debenture shall be senior to or pari passu with all other Indebtedness of the Company as therein provided except only for provisions set forth therein, for the subordination of the Indebtedness represented hereby to Senior Indebtedness; the conversion of the Indebtedness represented by this Debenture into equity securities of the Company; acceleration of the maturity of this Debenture upon the happening of certain stated events upon the terms and conditions therein specified. The Loan Agreement, as amended and modified from time to time, is incorporated by reference as if fully set forth herein.

     The price for conversion of this Debenture into Common Stock of the Company, as provided in the Loan Agreement, is $0.085 per share.

     Payment of the Indebtedness represented by this Debenture is secured by a security interest in substantially all of the assets of the Company as more specifically described in that certain Security Agreement dated April 27, 2001 and the holder of this Debenture is entitled to all the rights and benefits conferred by such Security Agreement, as amended and modified from time to time, as if fully set forth herein.

     Notwithstanding any other provisions of this Debenture, interest, fees, and other charges payable by reason of the Indebtedness evidenced hereby shall not exceed the maximum, if any, permitted by any governing law.

     This Debenture is governed by and will be construed according to the laws of the State of Washington.

     In the event of any litigation, arbitration or court proceeding between the Company and the Lender concerning this Debenture, the prevailing party will be entitled to reasonable attorneys’ fees and expenses. The Company hereby waives notice, presentment, protest and notice of dishonor.

THE SECURITIES EVIDENCED BY THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES OR (ii) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION OR THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

BLUE ZONE, INC.

By: /s/ Bruce Warren Bruce Warren, President and Chief Executive Officer